COMMON STOCK PURCHASE AGREEMENT

Private and Confidential

THIS COMMON STOCK PURCHASE AGREEMENT, (the “Agreement”) made as of the last executed date below (the “Effective Date”), by and among China Sheng Yong Bio-pharmaceutical Holding Company Limited, an entity with a principle address of Haycraft Building, 1 Pasea Estate, Road Town, Tortola VG1120, British Virgin Islands (the “Buyer”) and Belmont Partners, LLC a Virginia limited liability company with a principal address of 360 Main Street, Washington Virginia 22747 (“Seller”), and Cienega Creek Holdings, Inc. a public vehicle organized in the state of Nevada and traded under the symbol “CCKH” (the “Company”) (Buyer, Seller and Company each a “Party” and collectively the “Parties”).

WITNESSETH:

WHEREAS, the Company has seventy-five million (75,000,000) authorized common stock shares and no preferred shares authorized;

WHEREAS, the Company currently has 2,294,250 issued and outstanding common stock shares and the Seller owns a majority of the issued and outstanding capital stock of the Company; and

WHEREAS, the Buyer wishes to purchase a control block of stock consisting of  1,299,000 shares of the Company’s common stock which represents fifty-six and sixty-two hundredths percent (56.62%) of the capital stock of the Company (the “Stock”);

NOW, THEREFORE, in consideration of the mutual promises, covenants, and representations contained herein, and subject to the terms and conditions hereof, the Parties agree as follows:

1.           Agreement to Purchase and Sell.  Seller will sell to Buyer and Buyer agrees to purchase the Stock in exchange for:

a)           Two hundred eighty thousand U.S. dollars ($280,000.00) (the “Purchase Price”), to be paid to Seller according to the terms and conditions set forth in Section 3 herein;

b)           Five percent (5.00%) of the issued and outstanding common stock of the Company according to the terms and conditions set forth in Section 3(c) herein (the “Position”); and

c)           Two hundred fifty U.S. dollars ($500.00) representing Buyer’s half of the Escrow Fees to be paid by Buyer directly to the Escrow Agent on or before Closing.

2.           Closing.  On or about five (5) business days from the Effective Date (the “Closing”) the Parties shall perform,:

a)           At Closing, the Company shall execute a resolution approving the terms of this Agreement, attached hereto as Exhibit 3;

b)           Within ten (10) business days from the Closing, the Company shall deliver to Seller and Buyer, a resolution of the board of directors of the Company and Irrevocable Transfer Agent Instructions signed by an authorized officer of the Company to effectuate performance of Sections 1(b) and 3(c) of this Agreement (attached hereto as Exhibit 1 and 2) (the “Board Resolution”);

c)           Seller shall deliver to Buyer, to the extent reasonably available to Seller, and after the full performance of Section 3(a), true and correct copies of the Company’s business, financial and corporate records including but not limited to: correspondence files, bank statements, checkbooks, minutes of shareholder and directors meetings, financial statements, shareholder listings, stock transfer records, agreements and contracts;

d)           At Closing, Seller shall deliver a fully executed copy of this Agreement to Buyer;

e)           At Closing, Company shall deliver a fully executed copy of this Agreement to Buyer and Seller;

f)           At Closing, Buyer shall deliver to Seller a copy of this Agreement executed by Buyer;

g)           At Closing, the board of directors of the Company shall execute a resolution appointing Buyer, or Buyer’s designee, a director and officer of the Company (the “Appointment”) attached hereto as Exhibit 4.  The officer appointment shall be immediate and the director appointment shall be effective on the tenth day following the mailing by the Company of an information statement that complies with the requirements of Section 14f-1 of the Exchange Act;

h)           At Closing, Seller shall deliver to Buyer the Appointment and letters of resignation from the current directors and officers of the Company;

i)           The Purchase Price (defined in Section 3(a) herein) shall be released to Seller;

j)           Seller shall deliver to Buyer, as soon as practicable after the full performance of Buyer’s obligations in Sections 2(a) through 2(i) herein, the stock certificate(s) evidencing the Stock together with valid signed stock power, gold medallion guaranteed together with all documents necessary to effectuate the transfer of the shares, including by not limited to a board resolution demonstrating signature authority if shares are in the name of a legal entity.

3.           Payment Terms.

a)           Buyer has previously placed a deposit of one hundred twenty thousand U.S. Dollars ($120,000.00) into an escrow account with the Escrow Agent on behalf of the Seller on March 19, 2010 (the “Deposit”).  The balance of the Purchase Price (the “Balance”) shall be due and payable on or before Closing (“Maturity Date”).

b)           The Purchase Price shall be made by wire transfer of immediately available funds to Seller’s account as follows:

Wachovia Bank, N.A.
155 Broadview Avenue, Suite 100
Warrenton, VA 20186

SWIFT: PNBPUS33
ABA: 051400549
Account: Belmont Partners, LLC
Acct Number:  2000049859375

c)           Stock Position.

(i)           In consideration of the benefits provided to the Company hereby, Company shall issue and deliver to Seller, such fully paid, non-assessable restricted shares of the Company’s common stock equal to a five percent (5.00%) post Merger (as defined in Section 9 herein) ownership interest in the Company (the “Position”).  The Position shall be based on the capital structure of the Company post Merger (taking into account any and all shares issued relating to the Merger, initial contracts, and initial acquisition of any assets), post reverse stock split (if any), post initial financing (whether that initial financing be a single round or in multiple tranches over a period of time), and after any other initial issuance of stock (including issuance to the Company’s directors and/or officers), provided such subsequent issuances, when viewed as a whole, are part of the Merger transaction.  Buyer shall take all steps necessary to fully effectuate the provisions of this Section 3.

(ii)           Certificate(s) evidencing the Position shall be issued and delivered to the Seller immediately following the actions anticipated by Section 3(c)(i) herein (the “Actions”), but in no case later than eleven (11) months following the Effective Date hereof.  In the event that all Actions have not been completed by the eleventh month anniversary of this Agreement, Seller shall transfer to Buyer shares comprising the Position on that date and shall issue additional shares as necessary following completion of the Actions.

(iii)           The Parties acknowledge that the Seller is accepting the Position as consideration for entering into this Agreement and undertaking the risk of taking equity as consideration as of the effective date of this Agreement, therefore the effective date of all Shares transferred pursuant to this Section 3 shall be the Effective Date of this Agreement and shall be memorialized on the face of the certificates evidencing such shares.

d)           The Parties acknowledge and agree that the Position shall be newly issued, restricted common shares of the Company.  Buyer and Company agree to accept as valid any legal opinion of Seller’s counsel regarding the removal of restrictions from the Position in a form reasonably acceptable to the Company.  In the event that, in one year from the date of the execution of this Agreement, the Position can not be sold in accordance with Rule 144 of the Securities Act of 1933, the Company agrees to include and register the shares representing the Position in the event the Company files a registration statement with the Securities and Exchange Commission.  In the event that Buyer does not provide for the removal of restrictions from the shares comprising the Position in accordance with Rule 144 upon Seller’s request (except in the event it is unlawful to do so in the reasonable opinion of Company’s counsel), or does not recognize any opinion of Seller’s counsel regarding the removal of such restrictions in a form reasonably acceptable to the Company, the Company and the Buyer, jointly and severally, shall pay to Seller liquidated damages in the amount of the bid price per share as of the one year anniversary of this Agreement (as reported by the national market on which the shares trade) multiplied by the number of shares in the Position and upon payment of the liquidated damages to Seller, the Seller shall transfer the Position to the Company.  The Parties agree that the liquidated damages hereunder are not a penalty.

e)           In consideration of the benefits provided to the Company hereby, Company and Buyer agree to be jointly and severally liable for all amounts due hereunder.

4.           Transfer Agent.  Until such time as the terms and conditions of Section 3(c) herein are fully performed, Buyer agrees that Pacific Stock Transfer, LLC (the “Transfer Agent”) shall act as the Company’s sole transfer agency.

5.           Representations and Warranties of Seller.  Seller hereby represents and warrants, to Buyer that the statements in the following paragraphs of this Section 5 are all true and complete as of the date hereof:

a)           Title to Stock.  Seller is the record and beneficial owner and has sole managerial and dispositive authority with respect to the Stock and has not granted any person a proxy that has not expired or been validly withdrawn.  The sale and delivery of the Stock to Buyer pursuant to this Agreement will vest in Buyer the legal and valid title to the Stock, free and clear of all liens, security interests, adverse claims or other encumbrances of any character whatsoever (“Encumbrances”) (other than Encumbrances created by Buyer and restrictions on resales of the Stock under applicable securities laws).

b)           Liabilities of the Company. The Company has no liability or liabilities that have not been previously disclosed to Buyer and listed on Schedule A herein.  Notwithstanding the foregoing, the representation contained in this Section 11(b) shall terminate 24 months following the Effective Date.

c)           Full Power and Authority. Seller represents that it has full power and authority to enter into this Agreement.

6.           Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller that the statements in the following paragraphs of this Section 6 are all true and complete as of the date hereof:

a)           Affidavit of Source of Funds. Prior to any transfer of funds to Seller,  Buyer shall execute an Affidavit of Source of Funds (attached hereto as Exhibit 5), which attests that the funds to be transferred are not the proceeds of nor are intended for or being transferred in the furtherance of any illegal activity or activity prohibited by federal or state laws. Such activity may include, but is not limited to: tax evasion; financial misconduct; environmental crimes; activity involving drugs and other controlled substances; counterfeiting; espionage; kidnapping; smuggling; copyright infringement; entry of goods into the United States by means of false statements; terrorism; terrorist financing or other material support of terrorists or terrorism; arms dealing; bank fraud; wire fraud; mail fraud; concealment of assets or any effort by conspiracy or otherwise to defeat, defraud or otherwise evade, any party or the Court in a bankruptcy proceeding, a receiver, a custodian, a trustee, a marshal, or any other officer of the court or government or regulatory official; bribery or any violation of the Foreign Corrupt Practices Act; trading with enemies of the United States; forgery; or fraud of any kind.  Buyer further warrants that all transfers of monies will be in accordance with the Money Laundering Control Act of 1986 as amended.

b)           Exempt Transaction.  Buyer understands that the offering and sale of the Stock is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Act”) and exempt from registration or qualification under any state law.

c)           Full Power and Authority.  Buyer represents that it has full power and authority to enter into this Agreement.

d)            Stock.  The Stock to be purchased by Buyer hereunder will be acquired for investment for Buyer’s own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof, and Buyer has no present intention of selling, granting any participation in, or otherwise distributing the same.

e)           Information Concerning the Company.  Buyer has conducted its own due diligence with respect to the Company and its liabilities and believes it has enough information upon which to base an investment decision in the Stock.

f)           Investment Experience.  The Buyer understands that purchase of the Stock involves substantial risk.  The Buyer:

(i)           has experience as a purchaser in securities of companies in the development stage and acknowledges that he can bear the economic risk of Buyer’s investment in the Stock; and,

(ii)           has such knowledge and experience in financial, tax, and business matters so as to enable Buyer to evaluate the merits and risks of an investment in the Stock, to protect Buyer’s own interests in connection with the investment and to make an informed investment decision with respect thereto.

g)           No Oral Representations.  No oral or written representations have been made other than or in addition to those stated in this Agreement. Buyer is not relying on any oral statements made by Seller, Seller's representatives, employee’s or affiliates in purchasing the Stock.

h)           Restricted Securities.  Buyer understands that the Stock is characterized as “restricted securities” under the Act inasmuch as they were acquired from the Company in a transaction not involving a public offering.

i)           Opinion Necessary.  Buyer acknowledges that if any transfer of the Stock is proposed to be made in reliance upon an exemption under the Act, the Company may require an opinion of counsel satisfactory to the Company that such transfer may be made pursuant to an applicable exemption under the Act.  Buyer acknowledges that a restrictive legend appears on the Stock and must remain on the Stock until such time as it may be removed under the Act.

j)           Shareholder Value.  Buyer represents that Buyer intends to implement a business plan designed to return value to the shareholders of the Company.

k)           Compliance.  Buyer shall comply with all applicable securities laws, rules and regulations regarding this Agreement, the Merger and all related transactions, including but not limited to filing any forms required by the U.S. Securities and Exchange Commission.

7.           Indemnification.

a)           Indemnification. Buyer covenants and agrees it shall indemnify and hold harmless the Seller, its members, officers, directors, agents, employees, attorneys, accountants, consultants, subsidiaries, successors, affiliates and assigns (collectively the “Seller Covenantees”) from and against any and all losses, damages, expenses and liabilities (collectively “Liabilities”) or actions, investigations, inquiries, arbitrations, claims or other proceedings as a result of or relating to any breach of any of the representations, warranties, covenants or agreements made by the Buyer in this Agreement (collectively “Actions”) (Liabilities and Actions are herein collectively referred to as “Losses”).  Seller covenants and agrees it shall indemnify and hold harmless the Buyer, its members, officers, directors, agents, employees, attorneys, accountants, consultants, subsidiaries, successors, affiliates and assigns (collectively the “Buyer Covenantees”) from and against any Losses as a result of or relating to any breach of any of the representations, warranties, covenants or agreements made by the Seller in this Agreement. Losses include, but are not limited to all reasonable legal fees, court costs and other expenses incurred in connection with investigating, preparing, defending, paying, settling or compromising any suit in law or equity arising out of this Agreement or for any breach of this Agreement by the indemnifying party.  Notwithstanding the foregoing, nothing shall prevent Seller or Buyer from pursuing any remedies available enforce the Parties’ obligation under the Agreement.

8.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, U.S.A. without giving effect to any other choice or conflict of law provision that would cause the application of the laws of any other jurisdiction other than the Commonwealth of Virginia.

9.           Merger and Exchange of Stock.  Buyer shall, as soon as practicable, effect a merger (the “Merger”), between the Company, or a wholly owned subsidiary of the Company, and a target corporation (the “Sub”).  The Company, or its wholly owned subsidiary, shall be the surviving corporation of the Merger, and shall continue unimpaired by the Merger.  Upon Merger, the Company shall succeed to and shall possess all the assets, properties, rights, privileges, powers, franchises, immunities and purposes, and be subject to all the debts, liabilities, obligations, restrictions and duties of the Sub.  A reverse acquisition transaction where the Company acquires an operating subsidiary shall be deemed a “Merger” under this section, even if a merger does not occur.

10.           Term / Survival.  The terms of this Agreement shall be effective as of the Effective Date, and continue until such time as the payment of the Purchase Price and all other amounts due hereunder are fully satisfied, however; the terms, conditions, and obligations of Sections 10, 11, 15, 16, 19, 21 and 22 hereof shall survive the termination of this Agreement.

11.           Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties, except that Buyer may not assign or transfer any of its rights or obligations under this Agreement.

12.           Counterparts.                                This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.  A telefaxed copy of this Agreement shall be deemed an original.

13.           Headings.  The headings used in this Agreement are for convenience of reference only and shall not be deemed to limit, characterize or in any way affect the interpretation of any provision of this Agreement.

14.           Costs, Expenses. Each party hereto shall bear its own costs in connection with the preparation, execution and delivery of this Agreement.

15.           Modifications and Waivers.  No change, modification or waiver of any provision of this Agreement shall be valid or binding unless it is in writing, dated subsequent to the Effective Date of this Agreement, and signed by both the Buyer and Seller. No waiver of any breach, term, condition or remedy of this Agreement by any party shall constitute a subsequent waiver of the same or any other breach, term, condition or remedy.  All remedies, either under this agreement, by law, or otherwise afforded the Buyer shall be cumulative and not alternative.

16.           Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

17.           Termination.  Buyer or Seller may, upon written notice to the other party, terminate this Agreement upon their own discretion prior to any funds being distributed.  Upon the distribution of any funds, this termination clause is null and void.

18.           Entire Agreement.   This Agreement constitutes the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings duties or obligations between the parties with respect to the subject matter hereof.

19.           Further Assurances.  From and after the date of this Agreement, upon the request of the Buyer or Seller, Buyer and Seller shall execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

20.           Notices. All notices or other communications required or permitted by this Agreement shall be in writing and shall be deemed to have been duly received:

a)           if given by telecopier, when transmitted and the appropriate telephonic confirmation received if transmitted on a business day and during normal business hours of the recipient, and otherwise on the next business day following transmission,

b)           if given by certified or registered mail, return receipt requested, postage prepaid, three business days after being deposited in the U.S. mails and

c)           if given by courier or other means, when received or personally delivered, and, in any such case, addressed as indicated herein, or to such other addresses as may be specified by any such Person to the other Person pursuant to notice given by such Person in accordance with the provisions of this Section 20.

21.           Insider Trading.  Seller and Buyer hereby certify that they have not themselves, nor through any third parties, purchased nor caused to be purchased in the public marketplace any publicly traded shares of the Company.  Seller and Buyer further certify they have not communicated the nature of the transactions contemplated by the Agreement, are not aware of any disclosure of non public information concerning said transactions, and are not a party to any insider trading of Company shares.

22.           Binding Arbitration.  In the event of any dispute, claim, question, or disagreement arising from or relating to this agreement or the breach thereof, the Parties hereto shall use their best efforts to settle the dispute, claim question, or disagreement. To this effect, they shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties. If they do not reach such a solution within a period of sixty (60) days, then, upon notice by either party to the other, all disputes, claims, questions, or disagreements shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules including the Optional Rules for Emergency Measures of Protection, and judgment on any award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

[Balance of Page Intentionally Left Blank]
[Signature Page Follows]

In Witness Whereof, the Parties hereto have executed this Agreement as of the last date written below.

SELLER	BUYER

BELMONT PARTNERS, LLC	CHINA SHENG YONG BIO-PHARMACEUTICAL HOLDING COMPANY LIMITED

By: Joseph Meuse, Managing Member	By: Tsoi Tik Man
Date: ____________________	Date: ________________________

COMPANY

CIENEGA CREEK HOLDINGS, INC.

By: Joseph Meuse, Director
Date: ____________________